I-STORM, INC



                              Filing Type: NT 10-K
                    Description: Notification of Late Filing
                            Filing Date: Mar 29, 2001
                            Period End: Dec 31, 2000


                Primary Exchange: Over the Counter Bulletin Board
                                  Ticker: ISTM


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                                Table of Contents



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                                NT 10-K OTHERDOC

PART III.......................................................................2
PART 1V........................................................................2


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                                                              ------------------
                                 UNITED STATES                   OMB APPROVAL
                      SECURITIES AND EXCHANGE COMMISSION      ------------------
                            Washington, D.C. 20549               OMB Number:
                                                                  3235-0058
                                  FORM 12b-25                      Expires:
                                                               January 31, 2002
                          NOTIFICATION OF LATE FILING              Estimated
                                                                average burden
(Check One): [X] Form 10-K  [ ] Form 20-F   [ ] Form 11-K        hours per
             [ ] Form 10-Q  [ ] Form N-SAR                      response..2.50
                                                              ------------------
For Period Ended: December 31, 2000                           ------------------
                                                               SEC FILE NUMBER
                [ ] Transition Report on Form 10-K               002-93477-D
                [ ] Transition Report on Form 20-F
                [ ] Transition Report on Form 11-K            ------------------
                [ ] Transition Report on Form 10-Q            ------------------
                [ ] Transition Report on Form N-SAR              CUSIP NUMBER
                                                                 450313 10 1
For the Transition Period Ended: ________________________     ------------------

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  Read Instruction (on back page) Before Preparing Form. Please Print or Type
    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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PART I - REGISTRANT INFORMATION

I-STORM INCORPORATED
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Full Name of Registrant

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Former Name if Applicable

2250 Charleston Road
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Address of Principal Executive Office (Street and Number)

Mountain View, CA  94043
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City, State and Zip Code

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PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[X] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The 2000 audit will be completed around April 15, 2001.



PART IV -  OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

             Jeffrey Ho                   (650)                318-0375
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               (Name)                 (Area Code)         (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no,
     identify report(s).                                          [X] Yes [ ] No

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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
     thereof?                                                     [ ] Yes [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                         I-STORM INCORPORATED
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                 (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date  March 29, 2001                    By  /s/ Calbert Lai
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INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly  authorized  representative.  The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.